UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 6, 2008

Luminent Mortgage Capital, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-31828	06-1694835
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1515 Market Street, Suite 2000, Philadelphia, Pennsylvania		19102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	215-564-5900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On September 5, 2008, we, together with certain of our subsidiaries, filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Maryland (Case No. 08-21389). In addition, on September 5, 2008, we entered into a Post-Petition Loan and Security Agreement, or the Agreement, with Arco Capital Corporation, Ltd. On September 15, 2008 the Court issued an Interim Order authorizing us to borrow up to $400,000 under the Agreement. On October 6, 2008, the Court issued a Final Order authorizing us to borrow under the Agreement.

On September 29, 2008, we borrowed $200,000 under this Agreement in accordance with its terms. On October 6, 2008, the lender asserted that an event of default had occurred under the Agreement because we alledgedly requested and obtained a funds transfer in violation of the Agreement. As a result, the lender purported to accelerate our obligations under the Agreement, declared the Agreement to be terminated and reduced its commitment to lend under the Agreement to zero. We do not agree that an event of default has occurred and have contested that an event of default occurred by the filing of emergency motion papers with the Bankruptcy Court. On October 9, 2008, the Bankruptcy Court issued a Temporary Restraining Order prohibiting us from transferring or otherwise disposing of any or all of the funds until the earlier of ten days from the date of the Order or the conclusion of a hearing on the company’s emergency papers, which now is scheduled for October 16, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luminent Mortgage Capital, Inc.

October 10, 2008	By:	/s/ KAREN CHANG

Name: KAREN CHANG
Title: Chief Financial Officer